Exhibit (h)(xvi)

April 30, 2017

ALPS Variable Investment Trust
Board of Trustees
1290 Broadway, Suite 1100
Denver, CO 80203

Re:	ALPS Variable Investment Trust (the “Trust”)

By our execution of this letter agreement (the “Agreement”), among the undersigned parties, ALPS Advisors, Inc. (“ALPS”) agrees to waive certain fees that it is entitled to receive from, or reimburse certain expenses to be paid by, the ALPS/Red Rocks Private Equity Portfolio, a series of the Trust (the “Portfolio”).

The parties hereby agree that ALPS shall reimburse Portfolio expenses and/or waive a portion of the investment advisory and other fees that ALPS is entitled to receive to the extent necessary such that Total Annual Fund Operating Expenses (as defined in Form N-1A) (excluding Distribution and/or Services (Rule 12b-1) fees, shareholder service fees, acquired fund fees and expenses, taxes, brokerage commissions and extraordinary expenses) do not exceed the levels set forth below:

Portfolio	Class I	Class III
ALPS/Red Rocks Private Equity Portfolio	95 bps	95 bps

 ALPS will be permitted to recover, on a class-by-class basis, expenses it has borne through this letter agreement to the extent that the Portfolio’s expenses in later periods fall below the annual rates set forth in this agreement or in previous letter agreements. Notwithstanding the foregoing, the Portfolio will not be obligated to pay any such deferred fees and expenses more than three years after the end of the fiscal year in which the fee and expenses were deferred.

ALPS agrees that such expense reimbursements and/or fee waivers for the Portfolio will be effective beginning on April 30, 2017, and shall continue through April 29, 2018.

ALPS ADVISORS, INC.

By:	/s/ Thomas A. Carter
Name:	Thomas A. Carter
Title:	President

Your signature below acknowledges acceptance of this Agreement:

ALPS VARIABLE INVESTMENT TRUST

By:	/s/ Patrick D. Buchanan
Name:	Patrick D. Buchanan
Title:	Treasurer